                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                 ONE PARK PLAZA
                           NASHVILLE, TENNESSEE 37203

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1999

To our Stockholders:

     The 1999 annual meeting of stockholders of Columbia/HCA Healthcare Corporation will be held at the executive offices of Columbia/HCA located at One Park Plaza, Nashville, Tennessee, on Thursday, May 27, 1999 beginning at 1:30 p.m., Central Daylight Time. The meeting will be held for the following purposes:

          (1) To elect four directors to serve until the annual meeting of stockholders in 2000 and to elect one director to serve until the annual meeting of stockholders in 2001, or until their respective successors shall have been duly elected and qualified;

          (2) To ratify the appointment of Ernst & Young LLP as our independent auditors;

          (3) To act on one stockholder proposal; and

          (4) To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 5, 1999, are entitled to notice of and to vote at the annual meeting. A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our executive offices, during ordinary business hours, for a period of at least ten days prior to the annual meeting.

IF YOU PLAN TO ATTEND:

     We anticipate that a large number of stockholders will attend the annual meeting. Please note that space limitations make it necessary to limit attendance to stockholders. Cameras and recording devices will not be permitted at the meeting. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                          John M. Franck II
                                          Corporate Secretary

Nashville, Tennessee
April 20, 1999

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                 ONE PARK PLAZA
                           NASHVILLE, TENNESSEE 37203

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 27, 1999
                             ---------------------

                                  INTRODUCTION

     The accompanying proxy is solicited by our board of directors for use at the 1999 annual meeting of stockholders to be held at the date, time and place and for the purposes set forth in the accompanying notice of annual meeting of stockholders. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551. Stockholders of record at the close of business on the record date, April 5, 1999, are entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about April 20, 1999.

                               THE ANNUAL MEETING

VOTING AT THE ANNUAL MEETING

     As of the record date, there were approximately 590,470,000 shares of our voting common stock, $.01 par value outstanding. The shares were held by approximately 16,500 holders of record. Each stockholder is entitled to one vote for each share of common stock held on the record date. The common stock is the only class of our capital stock having general voting rights.

     The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the annual meeting. The affirmative vote of a plurality of the shares of common stock represented at the annual meeting, in person or by proxy, is necessary for the election of directors. Stockholders will determine any other matters submitted to them by a majority of the votes present or represented by proxy and entitled to vote.

     A stockholder who is present or represented by proxy at the annual meeting will be counted for purposes of determining if a quorum exists even if the stockholder abstains from voting. With respect to all matters other than the election of directors, an abstention has the same effect as a vote against the proposal. Abstention from voting has no effect on the election of directors because directors are elected by a plurality of the votes cast at the annual meeting.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion regarding the stockholder proposal. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on the stockholder proposal and will not be counted in determining the number of shares necessary for approval. Shares represented by any "broker non-votes" will, however, be counted in determining whether there is a quorum. Broker non-votes, if any, will be counted as votes against the ratification of our independent auditors.

PROXIES AND PROXY SOLICITATION

     Shares of common stock represented by properly executed proxies will be voted at the annual meeting according to the directions marked on the proxies, unless they have previously been revoked. If stockholders do not give directions on the proxies, the proxy holder will vote them:

     - "For" the election of each nominee named under "Election of Directors;"

     - "For" the ratification of Ernst & Young LLP as our independent auditors; and

     - "Against" the stockholder proposal.

     We do not presently anticipate any other matters being presented for action at the annual meeting. If any other matters are properly presented at the annual meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon the holders to vote on such matters) according to their best judgment.

     A stockholder may revoke his or her proxy at any time before it is voted by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The proxy holder's powers will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

     We will bear the cost of soliciting proxies. In addition, we have retained Corporate Investor Communications, Inc., a proxy soliciting firm, to assist in the solicitation at a cost of approximately $11,500 and out-of-pocket expenses. Our directors, officers and other employees, not specially employed for this purpose, may also solicit proxies, without additional remuneration for their efforts, by personal interview, mail, telephone or facsimile. We will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record and will reimburse them for their reasonable out-of-pocket expenses.

     If you are unable to attend our May 27th annual meeting in person, we invite you to listen to our annual meeting which will be broadcast live over the Internet beginning at 1:30 p.m., Central Daylight Time. The Internet Address is: http://www.videonewswire.com/COLUMBIAHCA/052799/. To listen, simply log on to the web at the above address. Minimum requirements to listen to the broadcast are a sound card, the RealPlayer software, downloadable free from http://www.real.com/products/player/index.html and at least a 14.4 Kbps connection to the Internet.

                             PRINCIPAL STOCKHOLDERS

     The following table and footnotes show as of April 5, 1999 (unless otherwise noted), the number of shares of common stock beneficially owned by (a) certain benefit plans we sponsor which collectively own at least 5% of the outstanding common stock, (b) each stockholder owning beneficially at least 5% of the outstanding common stock, (c) each of our directors and nominees, (d) each of our executive officers named in the "Summary Compensation Table" and (e) all our directors and executive officers as a group.

NAME OF INDIVIDUAL OR NUMBER IN GROUP                         NUMBER OF SHARES(1)(2)   PERCENT
-------------------------------------                         ----------------------   -------
The Columbia/HCA Healthcare Corporation Stock Bonus Plan....        23,596,621(3)        4.0
The Columbia/HCA Healthcare Corporation Salary Deferral
  Plan......................................................        22,325,888(3)        3.8
The San Leandro Retirement and Savings Plan.................            41,106(3)          *
FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson......        47,242,797(4)        8.0
Wellington Management Company, LLP..........................        56,151,790(5)        9.5
Magdalena H. Averhoff, M.D..................................            15,996(6)          *
J. Michael Cook.............................................                --            --
Martin Feldstein............................................             7,070(7)          *
Thomas F. Frist, Jr., M.D...................................        15,173,181(8)        2.6
Frederick W. Gluck..........................................             7,070(9)          *
T. Michael Long.............................................            11,898(10)         *
John H. McArthur............................................             8,070(11)         *
R. Clayton McWhorter........................................           551,731(12)         *
Thomas S. Murphy............................................             7,070(13)         *
Kent C. Nelson..............................................             7,070(14)         *
Carl E. Reichardt...........................................           172,794(15)         *
Frank S. Royal, M.D.........................................           116,757(16)         *
Jack O. Bovender, Jr........................................            52,131             *
Richard M. Bracken..........................................           113,499(17)         *
Jay F. Grinney..............................................           103,945(18)         *
James D. Shelton............................................           171,132(19)         *
Robert A. Waterman..........................................            10,937             *
  All directors and executive officers as a group (34
     persons)...............................................        18,624,341(20)       3.2

---------------

   * Less than one percent.
 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.
 (2) Each named person or group is deemed to be the beneficial owner of securities which may be acquired within 60 days through the exercise or conversion of options, warrants and rights, if any, and the securities are deemed to be outstanding for the purpose of computing the percentage beneficially owned by such person or group.
 (3) The address of the Columbia/HCA Healthcare Corporation Stock Bonus Plan, the Columbia/HCA Healthcare Corporation Salary Deferral Plan and the San Leandro Retirement and Savings Plan is One Park Plaza, Nashville, Tennessee 37203. The shares are beneficially owned by employees participating in the benefit plans and voted at the direction of our Retirement Committee which is composed of certain of our officers.
 (4) The ownership given for FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is based on information contained in the Schedule 13G/A dated February 16, 1999, filed by FMR Corp. with the Securities and Exchange Commission (the "Commission"). The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
 (5) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G (Amendment No. 1) dated February 10, 1999, filed by Wellington Management Company, LLP with the Commission. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

 (6) Includes 9,642 shares issuable upon exercise of options.
 (7) Includes 5,892 shares issuable upon exercise of options.
 (8) Includes 228,750 shares issuable upon exercise of options and 18,925 shares beneficially owned in employee plans but not voted by participant. Also includes 3,675,255 shares with respect to which Dr. Frist has sole voting and investment power and 11,250,251 shares with respect to which Dr. Frist has shared voting and investment power.
 (9) Includes 5,892 shares issuable upon exercise of options.
(10) Includes 9,642 shares issuable upon exercise of options.
(11) Includes 5,892 shares issuable upon exercise of options.
(12) Includes 6,970 shares issuable upon exercise of options.
(13) Includes 5,892 shares issuable upon exercise of options.
(14) Includes 5,892 shares issuable upon exercise of options.
(15) Includes 9,642 shares issuable upon exercise of options.
(16) Includes 9,642 shares issuable upon exercise of options.
(17) Includes 80,750 shares issuable upon exercise of options and 6,127 shares beneficially owned in employee plans but not voted by participant.
(18) Includes 84,185 shares issuable upon exercise of options and 82 shares beneficially owned in employee plans but not voted by participant.
(19) Includes 145,000 shares issuable upon exercise of options and 67 shares beneficially owned in employee plans but not voted by participant.
(20) Includes 1,705,584 shares issuable upon exercise of options. Also includes 55,448 shares beneficially owned in employee plans but not voted by participants.

                        ITEM 1 -- ELECTION OF DIRECTORS

     Our board of directors is currently divided into three classes. The current board of directors consists of eleven directors. The board of directors consists of four Class III directors (Dr. Frist, Mr. McArthur, Mr. Feldstein and Mr. Murphy) whose term of office expires in 1999, four Class I directors (Dr. Averhoff, Mr. McWhorter, Mr. Nelson and Dr. Royal) whose term of office expires in 2000 and three Class II directors (Mr. Gluck, Mr. Long, and Mr. Reichardt) whose term of office expires in 2001. An additional Class II director will be added effective June 1, 1999.

     At the 1998 annual meeting our stockholders approved an amendment to our Restated Certificate of Incorporation to declassify our board of directors and to elect all directors annually at the annual meeting of stockholders. Under the terms of the amendment, until the annual meeting of stockholders in 2001, the directors are divided into three classes designated Class I, Class II and Class
III. Each director elected prior to the effective date of the amendment serves for the full three year term for which he or she was elected. For example:

     - The term of each director elected at the 1996 annual meeting (Class III directors) or appointed to fill a vacancy as a Class III director before the 1999 annual meeting will end at this year's annual meeting;

     - The term of each director elected at the 1997 annual meeting (Class I directors) or appointed to fill a vacancy as a Class I director before the 2000 annual meeting will end at the annual meeting in 2000; and

     - The term of each director elected at the 1998 annual meeting (Class II directors) or appointed to fill a vacancy as a Class II director before the 2001 annual meeting will end at the annual meeting in 2001.

     Accordingly, starting with the annual meeting of stockholders in 2001, the classification of the board of directors will end, and all directors will be of one class and will hold office for a term expiring at the next annual meeting of stockholders or until their successors are elected and qualified or until they resign or are removed. The amendment to our certificate of incorporation did not shorten the term of any incumbent director.

     The Company proposes that the nominees listed below be elected at the annual meeting as members of the board of directors. Each of the Class III nominees shall be elected to serve as a director until the annual meeting of stockholders in 2000 or until his respective successor is duly elected and qualified. The Class II nominee shall be elected to serve as a director until the annual meeting of stockholders in 2001 or until his respective successor is duly elected and qualified.

INFORMATION CONCERNING DIRECTORS

     Information concerning the nominees proposed by the board of directors for election as members along with information concerning the Class I and Class II members, whose terms of office will continue after the annual meeting, is set forth below.

     If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the board of directors. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                                         PRINCIPAL OCCUPATION AND               DIRECTOR
                NAME                   AGE               OFFICES WITH THE COMPANY                SINCE
                ----                   ---               ------------------------               --------
                                                                 NOMINEES
                                                  CLASS III -- PRESENT TERM EXPIRES 1999

Martin Feldstein.....................  59    Professor of Economics, Harvard University and       1998
                                             President and CEO, National Bureau of Economic
                                             Research
Thomas F. Frist, Jr., M.D............  60    Chairman and CEO, Columbia/HCA Healthcare            1994
                                             Corporation
John H. McArthur.....................  65    Retired Dean of Harvard University Graduate          1998
                                             School of Business Administration
Thomas S. Murphy.....................  73    Retired Chairman and CEO, Capital Cities/ABC,        1998
                                             Inc.

                                               CLASS II NOMINEE -- TERM WILL EXPIRE IN 2001

J. Michael Cook......................  56    Chairman and CEO, Deloitte & Touche LLP (retiring      --
                                             May 31, 1999)

                                                      DIRECTORS CONTINUING IN OFFICE
                                                   CLASS I -- PRESENT TERM EXPIRES 2000

Magdalena H. Averhoff, M.D...........  48    Practicing Physician                                 1992
R. Clayton McWhorter.................  65    Chairman and CEO of Clayton Associates, L.L.C.       1995
Kent C. Nelson.......................  61    Retired Chairman and CEO of United Parcel Service    1998
Frank S. Royal, M.D..................  59    Practicing Physician                                 1994

                                                   CLASS II -- PRESENT TERM EXPIRES 2001

Frederick W. Gluck...................  63    Senior Counselor, McKinsey & Company, Inc.,          1998
                                             Retired Vice Chairman of Bechtel Group, Inc. and
                                             Retired Managing Director of McKinsey & Company,
                                             Inc.
T. Michael Long......................  55    Partner, Brown Brothers Harriman & Co.               1991
Carl E. Reichardt....................  67    Retired Chairman and CEO, Wells Fargo & Company      1994

     Magdalena H. Averhoff, M.D. is a physician specializing in gastroenterology who has been practicing in Miami, Florida since 1982. Dr. Averhoff is past Chairperson of the Performance Improvement Committee, past Chairperson of the Credentials Committee and is a member of the Board of Cedars Medical Center. Dr. Averhoff is past President of Victoria Hospital and past President and Chief of Staff of Cedars Medical Center.

     J. Michael Cook is the Chairman and Chief Executive Officer of Deloitte & Touche LLP, a professional services firm and also Chairman of the Deloitte & Touche Foundation. Mr. Cook joined what is now Deloitte & Touche in 1964 and has been Chairman and Chief Executive Officer of Deloitte & Touche for the past 15 years. Mr. Cook will retire as Chairman and Chief Executive Officer of Deloitte & Touche LLP effective May 31, 1999. Mr. Cook is currently a member of the Advisory Council of the International Accounting Standards Committee and is a member of the Executive Committee of the Securities Regulation Institute. He also serves as a member of the Boards of Directors of Catalyst and the United Way of America.

     Martin Feldstein has served as President and Chief Executive Officer of the National Bureau of Economic Research, a non-profit economic research firm, since 1977, except for the period from August 1982 to July 1984 when he served as Chairman of the Council of Economic Advisers. Mr. Feldstein has also served as a Professor of Economics at Harvard University since 1967. Mr. Feldstein is currently a director of American International Group, Inc., J. P. Morgan & Co. Incorporated and TRW Inc.

     Thomas F. Frist, Jr., M.D. has served as our Chairman and Chief Executive Officer since July 1997. Previously he served as our Vice Chairman of the Board since April 1995. From February 1994 to April 1995 he served as our Chairman. Dr. Frist was Chairman, President and Chief Executive Officer of HCA -- Hospital Corporation of America from 1988 to February 1994. Dr. Frist was Chairman and Chief Executive Officer of Hospital Corporation of America from August 1985 until September 1987.

     Frederick W. Gluck has served as a senior counselor to McKinsey & Company, Inc., an international consulting firm, since July 1998. Prior to that, he worked with Bechtel Group, Inc. since February 1995, where he served as Vice Chairman and Director from January 1996 until July 1997. Mr. Gluck retired from Bechtel in July 1998. Prior to 1995, Mr. Gluck was with McKinsey & Company, Inc. for 27 years, ultimately leading that firm as its managing director from 1988 until 1994. Mr. Gluck is currently a director of AMGEN, ACT Networks, New York Presbyterian Hospital and Thinking Tools.

     T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm, where he has been employed for more than five years and where he is co-manager of The 1818 Fund II, L.P. and The 1818 Fund III, L.P. Mr. Long is also a director of Gulf Canada Resources, Ltd., Gulf Indonesia Resources, Ltd., Nobel Biocare AB and Vaalco Energy, Inc.

     John H. McArthur served as Dean of the Faculty of Harvard University Graduate School of Business Administration from 1980 to 1995. Mr. McArthur had been on staff with the Harvard Business School since 1962. Mr. McArthur also serves as Senior Advisor to the President of the World Bank. Mr. McArthur is currently a director of AES Corporation, BCE Inc., Cabot Corporation, Glaxo Wellcome plc, Rohm and Haas Company, Springs Industries, Inc. and The Vincam Group, Inc.

     R. Clayton McWhorter is the Chairman and Chief Executive Officer of Clayton Associates, L.L.C., a venture capital firm, and is also the Chairman of LifeTrust America, LLC, an assisted living venture. Mr. McWhorter served as the Chairman of Columbia/HCA from April 1995 to May 1996. Mr. McWhorter was Chairman and Chief Executive Officer of Healthtrust, Inc. - The Hospital Company from 1987 to April 1995 and was President of Healthtrust from 1991 to April 1995. Mr. McWhorter is a director of SunTrust Bank in Nashville and StaffMark, Inc.

     Thomas S. Murphy served as Chairman and Chief Executive Officer of Capital Cities/ABC, Inc. for 24 years from 1966 to 1990 and from February 1994 until his retirement in February 1996. Mr. Murphy is currently a director of The Walt Disney Company and Doubleclick Inc. Mr. Murphy is also Chairman of the Board of Trustees for Save the Children.

     Kent C. Nelson served as Chairman and Chief Executive Officer of United Parcel Service from November 1989 to December 1996. Mr. Nelson held various positions with United Parcel Service over a 37 year period. Mr. Nelson currently serves as a director of United Parcel Service and is a member of the board of the CDC Foundation and United Way of America. Mr. Nelson also serves on the Board of Trustees of the Carter Center of Emory University and the Ball State University Foundation and serves as chairman of the Annie E. Casey Foundation Board.

     Carl E. Reichardt served as the Chairman and Chief Executive Officer of Wells Fargo & Company, a bank holding company, and of its subsidiary, Wells Fargo Bank, N.A. from 1983 to December 1994. Mr. Reichardt is currently a director of ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, which is the managing general partner of the Newhall Land & Farming Company (a California limited partnership), PG&E Corporation, Pacific Gas & Electric Co. and McKesson HBOC, Inc.

     Frank S. Royal, M.D. has been a practicing physician in Richmond, Virginia for over 20 years. He is Past President/Former Board Chairman of the National Medical Association. He also serves as a member of the Boards of Directors of Crestar Financial Corporation, Chesapeake Corporation, CSX Corporation, Dominion Resources and SunTrust Banks, Inc. and is on the Boards of Trustees of Meharry Medical College (Chairman of the Board), Virginia Union University (Chairman of the Board) and the Richmond Metropolitan YMCA.

     Our board of directors has adopted a retirement policy for its members, with the policy being effective as of July 1, 1994. Under the policy, no person may be nominated to a term of office on the board of directors if he or she has attained the age of 70 before the first day of the proposed term of office. An exception to the policy was made with respect to one director in light of his experience and qualifications.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, our board of directors held 8 meetings. Also, there are certain committees of the board of directors which assist the board in discharging its responsibilities. During 1998, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees on which the individual director served. The membership and functions of the committees are as follows:

     Audit Committee -- Members of the audit committee are Carl E. Reichardt (Chairman), Martin Feldstein, Frederick W. Gluck and Kent C. Nelson, none of whom are our officers or employees. This committee's functions include review of the programs of our internal auditors, the results of their audits, and the adequacy of our system of internal controls and accounting practices. In addition, the committee reviews the scope of the annual audit by our independent auditors before its commencement, reviews the results of the audit and reviews the types of services for which we retain independent auditors. In 1998, this committee met 6 times.

     Compensation Committee -- Members of the compensation committee are Frank
S. Royal, M.D. (Chairman), Frederick W. Gluck, and Thomas S. Murphy, none of whom are our officers or employees. This committee's functions include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under our employee benefit plans and general review of our employee compensation policies. In 1998, this committee met 3 times.

     Executive Committee -- Members of the executive committee are Thomas F. Frist, Jr., M.D., R. Clayton McWhorter and Frank S. Royal, M.D. This committee has the authority to exercise all of the powers of the full board of directors, with certain exceptions relating to major corporate matters. This committee is available to review with members of management certain areas of our operations and to act when it is impractical to assemble the entire board for a meeting. In 1998, this committee did not meet.

     Ethics, Compliance and Corporate Responsibility Committee -- Members of the ethics, compliance and corporate responsibility committee are Martin Feldstein,
R. Clayton McWhorter and Frank S. Royal, M.D., none of whom are our officers or employees. This committee's functions include review of matters relating to our ethics, compliance and corporate responsibility functions, procedures and results. In 1998, this committee met 3 times.

     Finance and Investments Committee -- Members of the finance and investments committee are John H. McArthur (Chairman), T. Michael Long, Kent C. Nelson, Carl
E. Reichardt and Thomas S. Murphy, none of whom are our officers or employees. This committee's functions include reviewing, investigating and recommending to the board of directors our annual finance plan and reviewing the investment of our corporate and insurance funds and reserves and the investment of the assets of the retirement plans by the plan managers. In 1998, this committee met 2 times.

     Nominating Committee -- Members of the nominating committee are T. Michael Long (Chairman), Magdalena H. Averhoff, M.D., Frederick W. Gluck, John H. McArthur, R. Clayton McWhorter and Thomas F. Frist, Jr., M.D. (ex officio). This committee identifies, investigates and recommends to the board of directors, qualified candidates for election to the board of directors. In 1998, this committee met 4 times.

     The board of directors will consider nominees for the board of directors recommended by stockholders, if stockholders comply with the notice provisions contained in our Restated Certificate of Incorporation. Directors are selected based on their demonstrated broad knowledge, experience and ability in their chosen endeavors and, most important, based on their ability to represent the interests of all the stockholders. Stockholder recommendations for nominees must include biographical information and the proposed nominee's written consent to nomination and must be delivered to our Corporate Secretary not less than 60 days nor more than 90 days before the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of the day the notice was mailed or the day the public disclosure was made).

     A plurality of the votes cast by the holders of the shares present in person or represented by proxy at a meeting at which a quorum is present is required to elect directors. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, shares not voted (whether by withholding authority or broker non-vote) have no impact in the election of directors, except to the extent the failure to vote for the individual results in another individual receiving a larger number of votes.

CERTAIN LEGAL PROCEEDINGS

     We are currently a party to several stockholder derivative and class action lawsuits. The plaintiffs have named several of our directors and current and former executive officers as defendants in the lawsuits. Our Annual Report on Form 10-K for the year ended December 31, 1998 provides more information with respect to these and other legal proceedings.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to provide us with copies of these reports. Based solely on our review of the copies of these forms we received, or written representations from the reporting persons that no filings were required for those persons, we believe that, during the past fiscal year, our executive officers, directors, and greater than ten-percent stockholders were in compliance with all applicable filing requirements.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows certain information regarding compensation paid during each of our last three fiscal years to our Chief Executive Officer and each of our five other most highly compensated executive officers, based on salary and bonus earned during 1998.

                                            ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                -------------------------------------------   -----------------------------------
                                                                                     AWARDS             PAYOUTS
                                                                              ---------------------   -----------
                                                                  OTHER       RESTRICTED
                                                                  ANNUAL        STOCK      OPTIONS/                  ALL OTHER
      NAME AND PRINCIPAL        FISCAL    SALARY     BONUS      COMPENSA-       AWARDS       SARS        LTIP        COMPENSA-
          POSITIONS              YEAR     ($)(1)     ($)(2)    TION ($)(3)      ($)(4)      (#)(5)    PAYOUTS ($)   TION ($)(6)
      ------------------        ------   --------   --------   ------------   ----------   --------   -----------   -----------
Thomas F. Frist, Jr., M.D.(7)    1998    $  2,223   $     --     $21,548       $     --         --        --          $ 1,424
Chairman and Chief               1997    $ 29,000   $     --     $18,800       $     --         --        --          $ 1,969
Executive Officer                1996    $350,000   $     --     $    --       $373,300     75,000        --          $14,927
Jack O. Bovender, Jr. (8)        1998    $791,667   $     --     $    --       $277,764         --                    $   763
President and                    1997    $375,000   $     --     $    --       $     --    500,000        --          $   400
Chief Operating Officer
Robert A. Waterman (9)           1998    $494,792   $     --     $    --       $173,592         --        --          $ 6,461
Senior Vice President and        1997    $104,167   $     --     $58,610       $     --    350,000        --          $    --
General Counsel
James D. Shelton                 1998    $529,125   $     --     $    --       $124,491         --                    $ 9,448
President --                     1997    $415,000   $ 41,500     $    --       $221,400    350,000        --          $ 7,629
Pacific Group                    1996    $350,000   $ 35,000     $    --       $187,000     82,500        --          $ 7,214
Jay F. Grinney                   1998    $478,958   $     --     $    --       $168,050         --        --          $ 9,448
President --                     1997    $402,500   $100,625     $66,241       $134,200    340,000        --          $ 9,538
Eastern Group                    1996    $300,000   $150,000     $    --       $     --     56,250        --          $ 8,994
Richard M. Bracken               1998    $478,958   $     --     $97,861       $168,050         --        --          $14,261
President --                     1997    $562,500   $ 61,494     $    --       $ 20,480    285,000        --          $14,608
Western Group                    1996    $270,250   $104,519     $    --       $ 75,040     37,500        --          $13,740

---------------

(1) 1998 salary amounts do not include the value of restricted stock awards granted pursuant to the Company's Amended and Restated 1995 Management Stock Purchase Plan in lieu of a portion of annual salary. Such awards are included in the restricted stock awards column.
(2) Reflects bonus earned during the fiscal year. In some instances, all or a portion of the bonus was paid during the following year. Pursuant to the Company's 1995 Management Stock Purchase Plan, in 1996 and 1997 the executive officers had the option to take all or part of their bonus in shares of restricted stock at a 25% discount from the fair market value on the date of grant, which is reflected in the restricted stock awards column. The bonus plan was discontinued in August 1997.
(3) Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for the named executive officer. Other annual compensation consists principally of transportation and relocation expenses. 1998 other annual compensation for Dr. Frist related to personal usage of corporate aircraft. 1998 other annual compensation for Mr. Bracken consisted of $92,344 in relocation benefits and $5,517 in miscellaneous perquisites.
(4) 1998 amounts represent the average of the closing prices of Columbia/HCA shares issued pursuant to the Company's Amended and Restated 1995 Management Stock Purchase Plan in lieu of a portion of annual salary on trading days during the deferral period. 1997 and 1996 amounts represent the average of the closing price on the five trading days prior to the grant date of Columbia/HCA shares granted pursuant to the Company's 1995 Management Stock Purchase Plan in lieu of all or a portion of a cash bonus. As of January 1, 1999, Messrs. Frist, Bovender, Waterman, Shelton, Grinney and Bracken held an aggregate of 18,366, 10,482, 6,551, 21,172, 10,942 and 11,295 shares of restricted stock, respectively. Pursuant to Securities and Exchange Commission rules, after deducting the consideration paid therefore, the shares held by Messrs. Frist, Bovender, Waterman, Shelton, Grinney and Bracken had a net pre-tax value as of December 31, 1998 of ($95,361), $51,109, $31,945, ($2,056), $48,370 and $16,548, respectively. Dividends will be payable on shares of restricted stock if and to the extent paid on Columbia/HCA's common stock generally, regardless of whether or not the shares are vested. Does not include shares awarded in March 1999 pursuant to the Company's Performance Equity Incentive Plan.
(5) Options to acquire shares of our common stock.
(6) Consists of contributions to our Savings and Investment Plan, Money Purchase Plan and Stock Bonus Plan.
(7) Dr. Frist was appointed Chairman and Chief Executive Officer effective July 25, 1997. His salary covers the cost of benefits only. Otherwise he elected to serve without salary and bonus.
(8) On August 4, 1997, the Company named Jack O. Bovender, Jr. as President and Chief Operating Officer.
(9) On November 1, 1997, the Company named Robert A. Waterman as Senior Vice President and General Counsel.

OPTION GRANTS DURING 1998

     No options were granted to the named executive officers during 1998.

OPTION EXERCISES DURING 1998 AND YEAR END OPTION VALUES

     The following table provides information related to options exercised by the named executive officers during 1998 and the number and value of options held at year end. We have not issued stock appreciation rights or warrants to our executive officers.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                             UNDERLYING UNEXERCISED        THE-MONEY OPTIONS/SARS
                                SHARES                           OPTIONS/SARS(#)              AT YEAR-END($)(2)
                             ACQUIRED ON        VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)(1)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             --------------   -----------   -----------   -------------   -----------   -------------
Thomas F. Frist, Jr.,
  M.D.....................        --          $     --       172,500        131,250       $936,566             --
Jack O. Bovender, Jr......        --          $     --             0        500,000       $     --             --
Robert A. Waterman........        --          $     --             0        350,000       $     --             --
James D. Shelton..........        --          $     --        84,375        453,125       $     --             --
Jay F. Grinney............        --          $     --        39,560        392,690       $     --             --
Richard M. Bracken........        --          $     --        54,375        329,250       $295,969             --

---------------

(1) The named executive officers did not exercise any stock options during 1998.
(2) The closing price for the common stock as reported by the New York Stock Exchange, Inc. on December 31, 1998 was $24.75. Value is calculated on the basis of the difference between the option exercise price and $24.75 multiplied by the number of shares of common stock underlying the option.

DIRECTORS' COMPENSATION

     For 1998, the annual retainer for outside directors who are not our officers or employees was $40,000 (payable in common stock). Outside directors have the choice of receiving an annual retainer of $40,000 payable in restricted stock that vests one year from the date of the grant or receiving, instead of annual retainers for the next 5 years, $200,000 in restricted stock units that vest annually over a 5-year period at a rate of 20% per year. The board meeting fee was $1,200 per meeting. Committee chairpersons received $1,200 per committee meeting, and other committee members received $1,000 per committee meeting, in both cases payable only for attendance at committee meetings not held in conjunction with a meeting of the board of directors. Additionally, we reimbursed directors for expenses incurred relating to attendance at meetings. Effective in 1997, we matched charitable contributions by directors up to $15,000 annually. For directors who were former directors of Galen Health Care, Inc., we matched, annually, up to $20,000 in charitable contributions, and they were eligible to participate in our self-funded medical and dental plans. In 1998, we also granted non-employee directors stock options (exercisable at the shares' fair market value on the date of the grant) having an aggregate exercise price equal to 12.5 times the annual retainer. This grant vests annually over a 5-year period at a rate of 20% per year, commencing on the date of the grant.

     In accordance with the terms of the HCA Supplemental Executive Retirement Plan, Mr. McWhorter received a one-time lump sum distribution in the amount of $227,311.73. This payment fulfilled all of the plan's obligations to Mr. McWhorter, and the plan has since been canceled.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

     To retain key senior officers, we established a severance pay policy in 1997. The policy provided that if a senior officer (senior vice president or group president) is terminated without cause before December 31, 1998, we will pay to the senior officer as severance three times the senior officer's salary, $35,000 for relocation expenses, 18 months of insurance coverage and certain other expenses and accrued paid time off and benefits. This policy expired on December 31, 1998. Our employment agreement with Mr. Shelton provides that if he is terminated without cause, we will pay him severance equal to three times his annual salary. Our employment agreement with Mr. Waterman provides that if he is terminated without cause, we will pay him severance equal to one to three years salary depending upon the date of termination.

                         COMPENSATION COMMITTEE REPORT
                       ON EXECUTIVE COMPENSATION FOR 1998

     Decisions on compensation for our executives are made by the compensation committee of the board of directors. Each member of the compensation committee is a non-employee director. No member of the compensation committee is a current or former employee or officer of the Company or any of its affiliates. Responsibilities of the compensation committee include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under employee benefit plans and general review of employee compensation policy. Pursuant to certain rules of the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by the compensation committee.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

     We believe the most effective executive compensation program aligns the interests of stockholders and executives. The Company's primary objective is to provide quality health care while enhancing long-term stockholder value. We are committed to a strong, positive link between strategic business goals and compensation and benefit goals. Generally, there are no contractual agreements of employment with executive officers and executive officers receive a minimal number of perquisites. The executive compensation program is consistent with the overall compensation philosophy for all management levels.

1998 COMPENSATION PROGRAM

     Given the many and significant challenges facing our business, we made significant changes to the executive compensation program for 1998. We believe these changes properly align the interests of executives, including the named executive officers, and stockholders and better enable the Company to meet the challenges it faces.

  Cash Compensation

     The base salaries of the named executive officers are listed in the Summary Compensation Table found under "Executive Compensation" in this Proxy Statement. These salaries and the salaries of other executive officers are evaluated annually. In determining appropriate salary levels and salary increases, we consider level of responsibility, individual performance, internal equity and external pay practices.

     As stated in our report for 1997, we decided to eliminate future annual cash bonuses. Accordingly, in 1998 the base salary of each employee, including each named executive officer other than Dr. Frist, was increased by his or her prior target annual bonus opportunity. We also increased the base salaries of certain executive officers during 1998 based upon an evaluation of the executive's performance, market rates and the other factors set forth above.

     For 1998, executive officer base salaries were targeted between the median cash compensation (i.e., base salary and annual incentive) paid by two groups of companies. The first group consists of other comparable healthcare companies, including the companies included in the Standard & Poor's Hospital Management Composite Index (see the Performance Graph on page 14). The second group consists of 24 companies widely recognized for excellence with revenues comparable to our company.

  Equity-Based Compensation

     Equity-based compensation is provided in the form of non-qualified stock options and restricted shares of common stock.

     Stock option grants provide an incentive that focuses the executive's attention on managing the business of our company from the perspective of an owner with an equity stake in the business and helps ensure that operating decisions are based on long-term results that benefit the business and ultimately our stockholders. Specifically, the option grants to executive officers provide the right to purchase shares of common stock at the fair market value on the date of the grant. Usually, each stock option becomes vested and exercisable only over a period of time, generally one to five years. The number of shares covered by each grant reflects the executive's level of responsibility and past and anticipated contributions.

     In our report for 1997, we described a stock option grant to executive officers and other key management (other than Dr. Frist) to help ensure the retention and motivation of key executives during this important period. In recognition of the nature and size of the grant, no stock options were granted in 1998 to any executive officers, except for new hires. In reviewing equity incentives in 1999, however, we determined that an additional award of stock options to executive officers and other key management was appropriate in order to continue to ensure the retention and motivation of these key executives. A total of 1,200,000 options to purchase the Company's common stock were granted in March 1999 to the named executive officers. Dr. Frist did not receive an option grant in March 1999. These options provide the right to purchase shares of common stock at the fair market value on the date of grant and become vested and exercisable over a period of four years.

     Executives, including named executive officers other than Dr. Frist, also have an annual opportunity to earn restricted shares of common stock based on individual performance and the achievement of annual financial goals. The award opportunity is approximately 50% of the executive's prior annual bonus opportunity. To encourage continued focus on the longer term, the award vests over a two-year period at 50% per year. Based on our assessment of individual performance and considering that the 1998 financial goals were not met, each executive officer (other than Dr. Frist) received an award of restricted shares in March 1999 equal to half of his or her award opportunity under this plan.

     Finally, an officer (other than Dr. Frist) may elect to receive up to 25% of their base salary in restricted shares of common stock. These restricted shares are granted at a 25% discount from the fair market value of the common stock on the date of the grant. The restricted period is generally three years from the date of grant. With certain exceptions, if employment is terminated during the restricted period, the employee receives a cash payment equal to the lesser of (a) the then-current fair market value of the restricted shares or (b) the aggregate salary foregone by the employee as a condition to receiving the restricted shares. Any additional value is forfeited.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Since he assumed the responsibilities of Chairman of the Board and Chief Executive Officer in July 1997, Dr. Frist has not accepted any salary for his services as Chief Executive Officer or fees for his services as a director, nor has he participated in any incentive compensation programs. While we firmly believe that the value of Dr. Frist's services is extraordinary, we nevertheless concur with and respect his decision.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

     Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and the four most highly paid other executive officers in excess of $1 million per year per executive is deductible only if paid pursuant to qualifying performance-based compensation plans approved by our stockholders. The determination of which executives, including the chief executive officer, are subject to this provision is made as of the last day of the fiscal year. Because we establish individual compensation based primarily upon company performance and competitive considerations, executive officer compensation may exceed $1 million in a given year. No executive officer whose compensation is subject to this limit on deductibility was considered to receive, for 1998 federal income tax purposes, base salary and other non performance-based compensation in excess of $1 million.

     The foregoing report is submitted by the members of the 1998 compensation committee of the board of directors whose members were as follows:

               Frank S. Royal, M.D. (Chairman)
               Frederick W. Gluck
               Thomas S. Murphy
               Magdalena H. Averhoff, M.D.

     The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee were responsible for determining executive compensation and stock option grants to executive officers. During 1998, the following directors served on the compensation committee: Frank S. Royal, M.D., Magdalena Averhoff, M.D., Frederick W. Gluck and Thomas S. Murphy. Thomas F. Frist, Jr., M.D., our Chairman and Chief Executive Officer, submitted recommendations to the compensation committee concerning executive officer compensation for 1998 and 1999, but did not participate in deliberations regarding the compensation of such officers.

COMPANY STOCK PERFORMANCE

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

     The graph below compares the cumulative total stockholder return on our common stock for the past five years, with the cumulative total return of companies on the Standard & Poor's 500 Index (S&P 500 Index) and the Standard & Poor's Hospital Management Index (Hospital Index) over the same period (assuming the investment of $100 in our common stock, the S&P 500 Index and the Hospital Index on December 31, 1993 and reinvestment of all dividends).

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

               MEASUREMENT PERIOD                                       S&P 500           HOSPITAL
             (FISCAL YEAR COVERED)                  COLUMBIA/HCA         INDEX             INDEX
12/31/93                                                       100               100               100
12/31/94                                                    110.43            101.32            106.25
12/31/95                                                    153.95            139.40            148.45
12/31/96                                                    185.85            171.40            174.47
12/31/97                                                    135.44            228.59            152.43
12/31/98                                                    113.49            293.91            125.34

                       ITEM 2 -- RATIFICATION OF AUDITORS

     The board of directors, upon the recommendation of its audit committee, has appointed Ernst & Young LLP, as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 1999. Ernst & Young LLP has served as our independent auditors since 1994. Representatives of Ernst & Young LLP will be present at the annual meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 1999. IN THE EVENT STOCKHOLDERS DO NOT RATIFY THE APPOINTMENT, THE APPOINTMENT WILL BE RECONSIDERED BY OUR AUDIT COMMITTEE AND BOARD OF DIRECTORS.

                         ITEM 3 -- STOCKHOLDER PROPOSAL

     We receive many suggestions from stockholders, some as formal stockholder proposals. All are given careful attention.

     Proponents of one stockholder proposal have stated that they intend to present the following proposal at the annual meeting. The name, address and number of shares of the common stock held by the proponents will be furnished to stockholders, either orally or in writing, as requested, promptly upon receipt of any oral or written request directed to our Corporate Secretary's office. The proposal and proponents' statements are quoted below. The board of directors opposes the following proposal for the reasons stated after the proposal.

STOCKHOLDER PROPOSAL RELATING TO PHASE OUT OF PVC PURCHASES

WHEREAS:

     "Columbia/HCA is one of the top three publicly traded health care companies in the United States, with ownership of hospitals and acute-care centers;"

     "Polyvinyl chloride (PVC) plastic, the primary component in 25 percent of all medical products, including IV and blood bags, dialysis tubing, surgical gloves and sterile packaging creates dioxin during the PVC production process;"

     "PVC also produces dioxin when burned in a medical or solid waste incinerator;"

     "Dioxin is a known human carcinogen and has been linked to a host of other human health effects, including endocrine (hormone system) disruption, reproductive abnormalities, altered glucose tolerance, testicular atrophy, neurological problems, infertility and other effects in both animals and humans;"

     "The U.S. Environmental Protection Agency (EPA) has determined that more than 90 percent of human exposure to dioxin is through our food supply, and that more than 90 percent of the dioxin in our food supply comes from waste incinerators and other combustion systems;"

     "The EPA has further determined that the U.S. population already has dioxin levels in their bodies at or near the levels which have caused adverse effects in laboratory animals;"

     "Large quantities of chemicals called "phthalates" are used to manufacture flexible PVC medical products; as a result, a significant percentage of any flexible PVC product may be comprised of di-ethylhexyl-phthalate (DEHP), a plasticizer that is a probable human carcinogen and reproductive toxicant;"

     "DEHP has been found to leach out of medical devices and into the fluids they are carrying, thus putting at risk for DEHP exposure, vulnerable populations such as premature infants, dialysis patients and people with AIDS;"

     "The leaching of DEHP into patients has been linked to adverse health impacts in premature infants;"

     "All patients deserve to receive medical treatment using products and technology which present the least risk to their health;"

     "Many non-PVC substitutes for medical devices (e.g., IV bags, gloves, plasma collection bags, containers) are readily available and others (e.g., tubing, film for collection bags, blood bags) are under development;"

     "THEREFORE, BE IT RESOLVED that shareholders request the Board of Directors of Columbia/HCA to adopt a policy of phasing out, at all of its health care facilities, the use of PVC-containing or phthalate-containing medical products, where alternatives are available."

SUPPORTING STATEMENT

     "The purchase of non-PVC medical products, where alternatives are available, and expressing a preference for non-PVC products in any contracts with group purchasing organizations (GPOs), would further environmental safety and minimize patient risk. All of the Veterans' Administration hospitals currently use non-PVC intravenous bags manufactured by McGaw. Requiring the labeling or other identification of any PVC (vinyl) products, by the GPO's would be another step toward environmental safety. Alternative packaging materials are widely available and cost-competitive."

BOARD OF DIRECTORS' RESPONSE TO STOCKHOLDER PROPOSAL

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

     The board of directors opposes the proposal to phase out PVC purchases. The board of directors believes that, when examined considering the current and best science and practices available, the proposal is misleading, fails to address the many practical problems that its implementation would create and is not in the best interest of our business, patients, employees or stockholders.

     We integrate environmental concerns into our purchasing decisions along with other criteria such as cost, availability and functionality. Currently, the best science available does not support the proponent's assertions. We believe that there is no known special link between vinyl and the production of dioxin. Dioxin is a byproduct of all forms of combustion, whether natural or manufactured. Contrary to the implication in the proposal, neither vinyl production nor vinyl disposal contributes significantly to dioxin production. In addition, we do not believe there is credible evidence demonstrating that replacing vinyl medical devices would reduce dioxin levels in the environment. Consequently, we do not believe that substituting alternative materials for vinyl products would eliminate, or even reduce, the dioxin that waste incineration produces.

     Because of the significant capital costs associated with implementing new technologies, we have chosen a deliberative approach that helps us to conduct nearly continuous modernization programs that balance the costs and risks of change with the benefits of new technologies. Where alternatives are available for vinyl medical products, they are approximately three to five times as costly as similar vinyl products. Deciding how and when to change the medical products that we use involves sophisticated technical, financial and regulatory judgments that a mechanistic phase-out schedule fails to consider and, accordingly, would not be consistent with the responsible financial management of our business to which we are committed.

     Of foremost concern to us is the proper care of our patients. We integrate patient care into every decision we make and at this time the best science and practices available do not support the proponent's contention that vinyl production and vinyl medical products are harmful to human health. Vinyl is an important component of life-saving medical devices for which there is no substitute currently available. For example, many medical devices, such as blood oxygenators and dialysis machines, are not manufactured without vinyl. We currently purchase appropriate products in connection with patient care and will continue to do so. Deciding how and when to change the medical products that we use involves sophisticated medical, technical and regulatory judgments that a mechanistic phase-out schedule fails to consider. Therefore, we believe that our officers, directors, management and health care professionals are better positioned and qualified to direct the manner in which patient care decisions are implemented and managed.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL FOR THE REASONS STATED ABOVE.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS

     Any proposals that our stockholders desire to have included in our proxy statement and form of proxy for the 2000 annual meeting of stockholders must be received by our Corporate Secretary no later than the close of business on December 22, 1999. Our certificate of incorporation contains an advance notice provision which requires that a stockholder's notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be submitted in writing to our Corporate Secretary and delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting.

ANNUAL REPORT

     Our 1998 Annual Report to Stockholders is being mailed to stockholders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

ADDITIONAL INFORMATION

     A copy of our Annual Report on Form 10-K for the year ended December 31, 1998, excluding certain of the exhibits thereto, may be obtained without charge by writing to Columbia/HCA Healthcare Corporation, Investor Relations Department, One Park Plaza, Nashville, Tennessee 37203.

                                          By Order of the Board of Directors,

                                          John M. Franck II
                                          Corporate Secretary

Nashville, Tennessee
April 20, 1999

                                                                      APPENDIX A

                                      DETACH CARD

                          COLUMBIA/HCA HEALTHCARE CORPORATION

                                    ONE PARK PLAZA
                              NASHVILLE, TENNESSEE 37203

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Columbia/HCA Healthcare Corporation to be held at the executive offices of Columbia/HCA located at One Park Plaza, Nashville, Tennessee on May 27, 1999 beginning at 1:30 p.m., Central Daylight Time, and the Proxy Statement and (2) appoints Thomas F. Frist, Jr., M.D., Robert A. Waterman and John M. Franck II, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of common stock of the Company that the undersigned would be entitled to cast if personally present at the meeting and at any adjournment(s) or postponement(s) thereof. The undersigned directs that this proxy be voted as follows:

       1. ELECTION OF DIRECTORS:

                [ ]  FOR all nominees listed below                             [ ]  WITHHOLD AUTHORITY to vote for all nominees
                     (except as marked to the contrary below)                       listed below

       Thomas F. Frist, Jr., M.D.,  John H. McArthur,  Martin Feldstein,  Thomas
       S. Murphy, J. Michael Cook
        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

       -------------------------------------------------------------------------
       2. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS, AS DESCRIBED IN THE PROXY STATEMENT.
           [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN
       3. STOCKHOLDER PROPOSAL RELATED TO PHASE OUT OF PVC PURCHASES, AS DESCRIBED IN THE PROXY STATEMENT.

           [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN
P

R

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X

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

                                  DETACH CARD

4. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

   THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

   The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the common stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

   If one or more of the proxies named shall be present in person or by substitute at the meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

   Please date, sign exactly as your name appears on the form and promptly mail this proxy in the enclosed envelope. No postage is required.

                                              Dated
                                                                          , 1999
                                              ----------------------------

                                              Signature of Stockholder

                                              ----------------------------------

                                              Signature of Stockholder

                                              ----------------------------------

                                              Please date this proxy and sign
                                              your name exactly as it appears on
                                              this form. Where there is more
                                              than one owner, each should sign.
                                              When signing as an attorney,
                                              administrator, executor, guardian,
                                              or trustee, please add your title
                                              as such. If executed by a
                                              corporation, the proxy should be
                                              signed by a duly authorized
                                              officer. If a partnership, please
                                              sign in partnership name by an
                                              authorized person.